Exhibit 99.1

News Release

Magma Repays Outstanding 2010 Notes – Retires Nearly Half Convertible Debt

SAN JOSE, Calif., May 17, 2009 — Magma(r) Design Automation, Inc. (Nasdaq: LAVA) today announced it repaid all the $23,250,000 aggregate principal amount of its outstanding 2.0% Convertible Senior Notes due May 15, 2010.

In September 2009 Magma offered to exchange up to $49,939,000 of 6.0% Convertible Senior Notes due 2014 for $49,939,000 of its then-outstanding 2.0% Convertible Senior Notes due May 15, 2010. Magma accepted for exchange $26,689,000 of the 2.0% Convertible Senior Notes. The action announced today retired the remaining $23,250,000 of the 2.0% Convertible Senior Notes.

“Today’s repayment retired nearly half our total outstanding convertible debt,” said Magma Chief Financial Officer Peter S. Teshima. “Completion of this transaction was another step toward strengthening Magma’s balance sheet and allows us to sharpen our focus on delivering advanced technology to our customers.”

Magma is scheduled to release its fiscal 2010 fourth-quarter and full-year financial results on Thursday, May 27, after the close of Nasdaq trading.

About Magma Design Automation

Magma’s electronic design automation (EDA) software provides the “Fastest Path to Silicon”™ and enables the world’s top chip companies to create high-performance integrated circuits (ICs) for cellular telephones, electronic games, WiFi, MP3 players, digital video, networking and other electronic applications. Magma products are used in IC implementation, analog/mixed-signal design, analysis, physical verification, circuit simulation and characterization. The company maintains headquarters in San Jose, Calif., and offices throughout North America, Europe, Japan, Asia and India. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Follow Magma on Twitter at www.Twitter.com/MagmaEDA and on Facebook at www.Facebook.com/Magma. Visit Magma Design Automation on the Web at www.magma-da.com.

Magma is a registered trademark and “Fastest Path to Silicon” is a trademark of Magma Design Automation, Inc.

CONTACTS:

Press contact:

Monica Marmie, Director, Corporate Marketing

Magma Design Automation

(408) 565-7689

mmarmie@magma-da.com

Investor contact:

Milan G. Lazich, Vice President, Corporate Marketing

Magma Design Automation

(408) 565-7706

milan.lazich@magma-da.com